Preliminary Pricing Supplement No. 146L Dated November 12, 2002   Rule 424(b)(3)
(To Prospectus dated October 31, 2001 and                     File No. 333-71876
Prospectus Supplement dated November 9, 2001)                CUSIP #: 46623E BG3

J.P. MORGAN CHASE & CO.

[X]   SENIOR MEDIUM-TERM NOTES, SERIES C
      DUE FROM NINE MONTHS TO THIRTY YEARS FROM DATE OF ISSUE
[ ]  SUBORDINATED MEDIUM TERM NOTES, SERIES A
     DUE FROM NINE MONTHS TO THIRTY YEARS FROM DATE OF ISSUE
Principal Amount:  U.S.$--
Issue Price:  --%
Commission or Discount:  U.S.$--
Proceeds to Company:  U.S.$--
Make Whole Redemption Option:  Yes
Make Whole Redemption Price:  --
Withholding Redemption Option:  No
Moody's Rating:  A1
S&P Rating:  A+

                                                  PRINCIPAL AMOUNT
               AGENTS                              TO BE PURCHASED
               ------                             ----------------
Banc of America Securities LLC                            $
J.P. Morgan Securities Inc.                               $
[Agent(s) to be designated]                               $

Agents' Capacity:                   [X] As agent                [ ] As principal
if as principal

[ ] The Notes are being offered at varying prices relating to prevailing market prices at the time of sale. SEE BELOW

[ ] The Notes are being offered at a fixed initial public offering price equal to the Issue Price (as a percentage of Principal Amount).

Original Issue Date:                          -- , 2002

Stated Maturity:                          -- , 2007

Form:  [X]  Book-entry       [ ]  Certificated

Currency:  U.S. Dollars

[X]  Fixed Rate Note:  [ ]  [  ]%

[ ] Floating Rate Note: CD [ ] Commercial Paper Rate [ ] LIBOR Telerate [ ] LIBOR Reuters [ ]
              Treasury Rate [ ]       Prime Rate [ ]       CMT [ ]

INTEREST PAYMENT DATES:  -- and --, commencing 2003
INTEREST RESET DATES:  Not Applicable
INDEX MATURITY:  Not Applicable
SPREAD (+/-):  Not Applicable
MULTIPLIER:  Not Applicable
MAXIMUM INTEREST RATE:  Not Applicable  MINIMUM INTEREST RATE:  Not Applicable

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or determined if this Pricing Supplement or the accompanying Prospectus and Prospectus Supplement is truthful or complete. Any representation to the contrary is a criminal offense.

JPMorgan Chase is offering these securities ultimately to purchasers of pass-through certificates (the "Certificates") of the Core Investment Grade Bond Trust I (the "Trust") offered simultaneously herewith through Core Bond Products LLC, as depositor of the Trust, utilizing the services of Banc of America Securities LLC, J.P. Morgan Securities Inc. and -- as our agents (the "Placement Agents"). Each of the Placement Agents is a statutory underwriter within the meaning of the Securities Act of 1933.

JPMorgan Chase has authorized the Placement Agents to deliver a copy of this Pricing Supplement and the accompanying Prospectus and Prospectus Supplement relating to the securities offered hereby to purchasers of the Certificates. This Pricing Supplement and the accompanying Prospectus and Prospectus Supplement relate only to us and these securities and do not relate to the Trust or the Certificates. You should only rely on this Pricing Supplement and the accompanying Prospectus and Prospectus Supplement for a description of us and these securities.

JPMorgan Chase has not been involved in the creation of the Trust or the preparation of the registration statement and related prospectus in connection with the offering and sale of the Certificates. We are not partners, joint venturers or in any other relationship with the Trust or any of the other issuers whose securities may be deposited in the Trust, nor do we own any interest in the Trust. Accordingly, we are not assuming any responsibility for, or any liability or obligations with respect to, the Trust, the Certificates, the securities of any other issuer that may be deposited in the Trust or the registration statement and prospectus relating to the Certificates or any such securities. Our responsibilities, liabilities and obligations are limited solely to the information contained in, or specifically incorporated by reference in, this Pricing Supplement and the accompanying Prospectus and Prospectus Supplement and to our obligations under these securities and the associated indenture.

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